Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES 6.4% INCREASE IN FFO PER SHARE

FOR THE YEAR ENDED DECEMBER 31, 2005

OAK BROOK, Ill. (February 21, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced its financial results for the fourth quarter ended December 31, 2005.

Highlights

•

For the three months ended December 31, 2005, funds from operations (“FFO”) was $22.2 million, an increase of 0.4% compared to the three months ended December 31, 2004. FFO per common share (basic and diluted) was $0.33, equal to the three months ended December 31, 2004.

•

For the year ended December 31, 2005, FFO was $89.5 million, an increase of 8.0% compared to the year ended December 31, 2004. FFO per common share (basic and diluted) was $1.33, an increase of 6.4% compared to the year ended December 31, 2004.

•

For the three months ended December 31, 2005, net income was $12.0 million, a decrease of 2.4% compared to the three months ended December 31, 2004. Net income per common share (basic and diluted) was $0.18, equal to the three months ended December 31, 2004.

•

For the year ended December 31, 2005, net income was $47.3 million, a decrease of 4.3% compared to the year ended December 31, 2004. Net income per common share (basic and diluted) was $0.70, a decrease of 5.4% compared to the year ended December 31, 2004.

•

During the year ended December 31, 2005, 292 new and renewal leases were executed for the rental of an aggregate of 1.1 million square feet, of which 53 new and renewal leases were executed for the rental of 194,600 square feet in the aggregate during the fourth quarter 2005.

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (“REITs”), for the three months ended December 31, 2005 was $22.2 million, or $0.33 per common share (basic and diluted), an increase of 0.4% and 0%, respectively, compared to $22.1 million, or $0.33 per common share (basic and diluted), for the three months ended December 31, 2004. For the year ended December 31, 2005, FFO was $89.5 million, or $1.33 per common share (basic and diluted), an increase of 8.0% and 6.4%, respectively, compared to $83.0 million, or $1.25 per common share (basic and diluted), for the year ended December 31, 2004.

The Company also reported that net income for the three months ended December 31, 2005 was $12.0 million, or $0.18 per common share (basic and diluted), a decrease of 2.4% and 0% respectively, compared to $12.3 million, or $0.18 per common share (basic and diluted) for the three months ended December 31, 2004.  For the year ended December 31, 2005, net income was $47.3 million, or $0.70 per common share (basic and diluted), a decrease of 4.3% and 5.4%, respectively, compared to $49.4 million or $0.74 per common share (basic and diluted) for the year ended December 31, 2004. A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this press release.

“We are pleased with the Company’s consistent and overall strong performance,” said Robert Parks, President and Chief Executive Officer of Inland Real Estate Corporation. “In addition to achieving year-over-year FFO growth in 2005, we executed leases on over 1 million square feet of community and neighborhood shopping center properties, and maintained total portfolio occupancy of over 96 percent. Expanding on our retail leadership in the Midwest, we are very proud to announce our first strategic acquisition in Omaha, Nebraska.”

“2005 also was the first full year working with our joint venture partner, New York State Teachers’ Retirement System,” said Parks. “Including early first quarter 2006 acquisition activity, we attained the original acquisition targets for the year, and we anticipate that the benefits of this joint venture partnership will more fully accrue in the coming year. We remain committed to a highly disciplined approach to investments and operations in order to provide stable, long-term shareholder returns.”

Portfolio Performance
Total revenues for the three months ended December 31, 2005 were $43.6 million, a decrease of 10.3% compared to $48.6 million for the three months ended December 31, 2004.  Total revenues decreased primarily due to the contribution of eight properties to our joint venture with the New York State Teachers Retirement System (“NYSTRS”). The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three- and twelve-month periods during each year. A total of 121 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties. Same-store net operating income for the three months ended December 31, 2005 was $27.9 million, an increase of 0.5% compared to $27.7 million for the three months ended December 31, 2004. This increase is primarily the result of positive leasing spreads on new and renewal leases.

For the year ended December 31, 2005, total revenues were $182.7 million, a decrease of 4.0% compared to $190.4 million for the year ended December 31, 2004. Total revenues decreased primarily due to the contribution of eight properties to our joint venture with NYSTRS. Same-store net operating income for the year ended December 31, 2005 was $110.4 million, an increase of 1.4% compared to $108.8 million for the year ended December 31, 2004. This increase is primarily the result of positive leasing spreads on new and renewal leases. As of December 31, 2005, occupancy for the Company’s same-store portfolio was 94.8% equal to occupancy as of December 31, 2004.

EBITDA for the three months ended December 31, 2005 was $35.4 million, an increase of 6.6% compared to $33.2 million for the three months ended December 31, 2004. For the year ended December 31, 2005, EBITDA was $141.7 million, an increase of 11.1% compared to $127.5 for the year ended December 31, 2004. EBITDA increased primarily due to positive leasing spreads on new and renewal leases.

EBITDA is defined as earnings (or losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and (4) amortization. A table reconciling EBITDA to income from operations is provided at the end of this press release.  The Company uses EBITDA as a supplemental measure of its financial performance because it excludes expenses the Company believes may not be indicative of its operating performance.  By excluding interest expense, EBITDA measures the Company’s financial performance regardless of how it finances its operations and capital structure.  By excluding depreciation and amortization expense, the Company believes it can more accurately assess the performance of its portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain the Company’s properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing. EBITDA should be considered only as a supplement to net income and may be calculated differently by other REITs.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 3.1 times for the three-months ended December 31, 2005. The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At December 31, 2005, the Company had an equity market capitalization of $1.0 billion and $0.7 billion of total debt outstanding for a total market capitalization of $1.7 billion and a debt-to-total market capitalization percentage of 42.8%.  The interest rate on approximately 80% of this debt was fixed at a weighted average interest rate of 5.4%.  At December 31, 2005, the Company had approximately $335 million available for future borrowings under its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company believes that leasing activity remains strong throughout its portfolio.  For the three-months ended December 31, 2005, the Company executed 22 new and 31 renewal leases, aggregating approximately 194,600 square feet. For the 22 new leases representing approximately 51,600 square feet of existing space inventory, the average rental rate of $15.76 per square foot represented a 12.6% increase over the average expiring rate. The 31 renewal leases represent approximately 121,200 square feet with an average rental rate of $13.57 per square foot, an 11.2% increase over the average expiring rate. For the year ended December 31, 2005, the Company executed 110 new and 182 renewal leases, aggregating approximately 1.1 million square feet. The 110 new leases represent approximately 523,900 square feet with an average rental rate of $15.42 per square foot, a 17.1% increase over the average expiring rate for the 104 comparable spaces leased; the Company also signed six leases for 66,700 square feet of new GLA created during the year. The 182 renewal leases represent approximately 597,100 square feet with an average rental rate of $15.25 per square foot, a 15.8% increase over the average expiring rate. As of December 31, 2005, the Company’s portfolio was 96.1% leased compared to 96.5% leased as of December 31, 2004.

Acquisitions
In the fourth quarter 2005, the Company acquired a Home Goods Store retail center for approximately $4.7 million. The Home Goods Store is a 25,000 square foot single-tenant retail center located in Coon Rapids, Minnesota. The Home Goods Store is adjacent to the 174,843 square foot Riverdale Commons shopping center, which the Company acquired in 1999.

For the year ended December 31, 2005, the Company acquired six retail centers totaling 1.1 million square feet with an aggregate purchase price of approximately $144 million.

Year-to-date 2006, the Company has acquired four retail properties, three direct acquisitions and one with our joint venture partner, totaling approximately $215 million in aggregate purchase price, with aggregate leasable space of more than one million square feet:
Algonquin Commons was acquired with our joint venture partner for $154 million. Algonquin Commons is a 565,000 square foot lifestyle and power retail center located in Algonquin, Illinois. The property is anchored by Circuit City, Office Max and Old Navy, and also includes national specialty retailers Ann Taylor, Pottery Barn, Williams Sonoma and other retailers.

The Shoppes at Grayhawk was acquired for approximately $26.7 million. The Shoppes at Grayhawk is a 226,720 square foot community retail center located in Omaha, Nebraska. The property is anchored by a 140,000 square foot Lowe’s Home Improvement and a Michaels craft store, and also includes Red Robin, Buffalo Wild Wings, and Chipotle restaurants and other retailers.

Honey Creek Commons was acquired for approximately $23.8 million at the closing, plus future contingent payments in aggregate maximum of approximately $2.9 million as currently vacant space is leased. Honey Creek Commons is a 179,100 square foot power retail center located in Terre Haute, Indiana. The property is anchored by a Kohl’s store and also includes Linens ‘N Things, TJ Maxx, Dress Barn, David’s Bridal, Panera Bread and other retailers.

Big Lake Town Square was acquired for approximately $10.0 million, plus future contingent payments in aggregate maximum of approximately $0.7 million as currently vacant space is leased. Big Lake Town Square is a 67,835 square foot grocery-anchored retail center located in Big Lake, Minnesota. The property is anchored by a Coburn’s Grocery and also includes Great Clips, Figaro Pizza, Caribou Coffee and other retailers.

Dispositions
In the fourth quarter 2005, the Company sold one retail center and one retail parcel. Calumet Square in Calumet City, Illinois and a retail parcel at Mundelein Plaza in Mundelein, Illinois represent approximately 89,000 square feet and were sold for approximately $5.3 million. Proceeds from these sales were used to acquire new investment properties.

For the year ended December 31, 2005, the Company sold four retail centers, one retail parcel and vacant land at one of its retail centers. Combined these sales represent approximately 159,000 square feet and were sold for approximately $10.7 million. Proceeds from these sales were used to acquire new investment properties.

Joint Ventures
In 2005 the Company acquired and closed $130 million in acquisitions and year-to-date 2006 the Company has acquired and closed $150 million in retail properties for our joint venture with the New York State Teachers Retirement System.

“Since the inception of the joint venture, a total of $280 million of the original $400 million investment goal has been reached in our joint venture, and we fully expect to achieve our investment goal in 2006,” said Parks. “In addition, we are pursuing opportunities to expand the size of the joint venture.”

Dividends
In each of November and December 2005 and January 2006, the Company paid monthly cash dividends of $0.08 per common share.

Guidance
The Company expects that its FFO per common share (basic and diluted) for fiscal year 2006 will be between $1.35 and $1.39. The anticipated increase in FFO per common share (basic and diluted) is derived from budgeted same-store net operating income growth of 2-3% in 2006, as well as additional acquisition activity in the joint venture along with associated fees, and continued direct acquisitions.

Conference Call
The Company will host a management conference call to discuss its financial results at 1:00 p.m. Central (2:00 p.m. Eastern) on Tuesday, February 21, 2006. The conference call can be accessed by dialing 866-700-6979, or 617-213-8836 for international callers. The conference call passcode is 83561715. The Company suggests that participants dial in at least ten minutes prior to the scheduled start of the call. The conference call will also be available via live webcast on the Company’s website at http://www.inlandrealestate.com. Hosting the conference call for the Company will be Robert D. Parks, President and Chief Executive Officer; Mark E. Zalatoris, Chief Operating Officer; Brett A. Brown, Chief Financial Officer; and D. Scott Carr, president of property management.

The conference call will be recorded and available for replay beginning at 2:00 p.m. Central (3:00 p.m. Eastern) on February 21, 2006, and will be available until midnight on Tuesday, February 28, 2006.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers. The replay passcode is 44807730.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 146 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the midwestern United States, with aggregate leasable space of approximately 14.0 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three- and twelve-months ended December 31, 2005 is available on its website at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2005 and December 31, 2004
(In thousands except per share data)

Assets

	December 31, 2005	December 31, 2004 (audited)
Investment properties:
Land	$317,604	318,361
Construction in progress	821	1,326
Building and improvements	878,614	862,647

	1,197,039	1,182,334
Less accumulated depreciation	188,483	156,854

Net investment properties	1,008,556	1,025,480

Cash and cash equivalents	26,804	35,508
Investment in securities (net of an unrealized gain of $294 and $114 at December 31, 2005 and 2004, respectively)	19,133	5,978
Assets associated with discontinued operations (net of accumulated depreciation of $6,402 at December 31, 2004)	36	28,400
Restricted cash	4,049	4,226
Accounts and rents receivable (net of provision for doubtful accounts of $2,798 and $2,710 at December 31, 2005 and 2004, respectively)	31,742	29,646
Mortgage receivable	11,406	-
Investment in and advances to unconsolidated joint ventures	52,889	42,789
Deposits and other assets	2,923	4,433
Acquired above market lease intangibles (net of accumulated amortization of $1,856 and $1,648 at December 31, 2005 and 2004, respectively)	3,831	5,966
Acquired in-place lease intangibles (net of accumulated amortization of $4,395 and $2,218 at December 31, 2005 and 2004, respectively)	19,942	18,404
Leasing fees (net of accumulated amortization of $1,387 and $1,189 at December 31, 2005 and 2004, respectively)	2,795	2,467
Loan fees (net of accumulated amortization of $2,735 and $4,780 at December 31, 2005 and 2004, respectively)	4,893	3,795

Total assets	$1,188,999	1,207,092

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
December 31, 2005 and December 31, 2004
(In thousands except per share data)

Liabilities and Stockholders' Equity

	December 31, 2005	December 31, 2004 (audited)
Liabilities:
Accounts payable and accrued expenses	$4,560	4,341
Acquired below market lease intangibles (net of accumulated amortization of $3,216 and $2,733 at December 31, 2005 and 2004, respectively)	7,477	7,456
Accrued interest	2,426	2,282
Accrued real estate taxes	22,946	22,520
Dividends payable	5,401	5,537
Security and other deposits	2,423	2,318
Mortgages payable	602,817	596,125
Line of credit	65,000	85,000
Prepaid rents and unearned income	2,752	4,073
Liabilities associated with discontinued operations	69	4,035
Other liabilities	12,562	971

Total liabilities	728,433	734,658

Minority interest	18,748	19,942

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at December 31, 2005 and 2004	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 67,502 and 67,025 Shares issued and outstanding at December 31, 2005 and 2004, respectively	675	670
Additional paid-in capital (net of offering costs of $58,816)	650,656	644,278
Deferred stock compensation	(859)	(580)
Accumulated distributions in excess of net income	(208,947)	(191,990)
Accumulated other comprehensive income	293	114

Total stockholders' equity	441,818	452,492

Commitments and contingencies

Total liabilities and stockholders' equity	$1,188,999	1,207,092

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and the year ended December 31, 2005 and 2004 (unaudited)
(In thousands except per share data)

	Three months ended December 31, 2005	Three months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004
Revenues:
Rental income	$31,721	34,266	127,835	136,206
Tenant recoveries	11,715	12,009	47,778	50,550
Lease termination income	40	2,182	6,307	2,890
Other property income	126	176	756	720

Total revenues	43,602	48,633	182,676	190,366

Expenses:
Property operating expenses	5,554	5,789	22,623	24,231
Real estate tax expense	7,392	8,064	31,525	32,561
Bad debt expense	456	291	1,187	800
Depreciation and amortization	9,671	9,767	40,140	38,637
Stock exchange listing expenses	5	16	67	839
General and administrative expenses	2,469	2,778	8,909	8,714

Total expenses	25,547	26,705	104,451	105,782

Operating income	18,055	21,928	78,225	84,584

Other income	1,425	578	4,419	2,819
Gain on sale of investment properties	-	-	68	76
Interest expense	(9,364)	(10,415)	(40,448)	(42,673)
Minority interest	(194)	(265)	(850)	(906)
Equity in earnings of unconsolidated joint ventures	1,420	305	4,591	(23)

Income from continuing operations	11,342	12,131	46,005	43,877

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $636 and $0 for the three months ended December 31, 2005 and 2004, respectively and $1,117 and $4,465 for the twelve months ended December 31, 2005 and 2004)	619	208	1,249	5,497

Net income available to common stockholders	11,961	12,339	47,254	49,374

Other comprehensive income:
Unrealized gain (loss) on investment securities	(381)	(115)	179	(1,387)

Comprehensive income	$11,580	12,224	47,433	47,987

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and the year ended December 31, 2005 and 2004 (unaudited)
(In thousands except per share data)

	Three months ended December 31, 2005	Three months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.17	0.18	0.68	0.66
Discontinued operations	0.01	-	0.02	0.08

Net income available to common stockholders per weighted average common share – basic and diluted	$0.18	0.18	0.70	0.74

Weighted average number of common shares outstanding – basic	67,401	66,961	67,244	66,454

Weighted average number of common shares outstanding – diluted	67,471	67,011	67,298	66,504

Non-GAAP Financial Measures

We consider Funds From Operations ("FFO") a widely accepted and appropriate measure of performance for a REIT that provides a supplemental measure of a REIT's operating performance because along with cash flows from operating, investing and financing activities, it provides a measure of a REIT's ability to incur and service debt and make capital expenditures and acquisitions.  Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives received based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended December 31, 2005	Three months ended December 31, 2004	Twelve months ended December 31, 2005	Twelve months ended December 31, 2004

Net income	$11,961	12,339	47,254	49,374
Gain on sale of investment properties	(636)	-	(1,185)	(4,541)
Gain on non-operating property	-	-	33	-
Equity in depreciation of unconsolidated ventures	1,449	96	4,261	96
Amortization on in-place lease intangibles	604	697	2,826	1,816
Amortization on leasing commissions	186	167	700	870
Depreciation, net of minority interest	8,606	8,808	35,621	35,323

Funds From Operations	$22,170	22,107	89,510	82,938

Net income available to common stockholders per weighted average common share – basic and diluted	$0.18	0.18	0.70	0.74

Funds From Operations, per weighted average common share – basic and diluted	$0.33	0.33	1.33	1.25

Weighted average number of common shares outstanding, basic	67,401	66,961	67,244	66,454

Weighted average number of common shares outstanding, diluted	67,471	67,011	67,298	66,504

`

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended December 31, 2005	Three months ended December 31, 2004	Twelve months ended December 31, 2005	Twelve months ended December 31, 2004

Income From Continuing Operations	$11,342	12,131	46,005	43,877
Gain from operations	-	-	(68)	(76)
Income From Discontinued Operations	(17)	208	132	1,032
Interest Expense	9,364	10,415	40,448	42,673
Interest Expense Associated with Discontinued Operations	8	3	67	367
Interest Expense Associated with Unconsolidated Ventures	2,116	344	6,253	366
Depreciation and Amortization	9,671	9,767	40,140	38,637
Depreciation and Amortization Associated with Discontinued Operations	15	3	135	288
Depreciation and Amortization Associated with Unconsolidated Ventures	2,905	357	8,542	357

EBITDA	$35,404	33,228	141,654	127,521

Total Interest Expense	$11,488	10,762	46,768	43,406

EBITDA: Interest Expense Coverage Ratio	3.1 x	3.1 x	3.0 x	2.9 x